SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(RULE 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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INFONET SERVICES CORP.

(Name of Registrant as Specified in its Charter)

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The following was posted on Infonet’s internal website for employees on November 8, 2004.

Infonet

Questions and Answers

Sections

General overview Q&A that applies to all audiences

Internal

Employees

Managers

Executives

External

Media

Industry Analysts

General Overview that applies to all audiences

1.	Why did this happen?

Infonet has been designated as a leader in its space…That being the case, we expect that there might be interest in acquiring our business. As much as we are looking to make sound investments to execute on our own strategy, we are not surprised that BT Group plc (BT) would find our business model desirable to complement its own.

2.	What is the nature of offer/deal?

It is a cash transaction in which a subsidiary of BT will acquire all of Infonet’s outstanding Class A and Class B common stock.

3.	What are the conditions to the completion of the transaction?

The merger is subject to (i) approval by the holders of two-thirds of the voting power of our outstanding shares of Class A common stock and Class B common stock, voting together as a single class and (ii) approval by the holders of 95% of Class A common stock. The merger is also subject to the receipt of antitrust regulatory approvals, approval by the U.S. Federal Communications Commission and other customary closing conditions.

4.	Does it affect all stockholders?

Yes, the offer is to buy all shares from all stockholders.

5.	What is BT’s motivation to buy?

Infonet understands that BT plans to be the first choice for multi-site organizations around the world as it addresses their increasingly complex data and voice communications needs. BT has indicated that it believes this acquisition will expedite the expansion in this area.

6.	Why does this make sense for Infonet, Why for BT?

Our board of directors has determined that receiving the value offered by BT in the transaction is in our stockholder’s best interests. From BT’s perspective, we understand that it anticipates cost savings as a result of the scalability it can achieve by combing our businesses. Our global company should complement BT’s existing portfolio of services.

7.	Is this a win-win, or does one benefit more than the other?

At this stage it appears to be a win-win....Infonet becomes part of a larger effort to provide outstanding managed global services and for BT it helps solidify a leadership position in this space.

8.	What is the impact to Infonet’s existing customers?

None. BT can expect the same high level of service for which we have always been known.

9.	How did all of this come about?

Discussions started earlier this year and continued to the point that it made sense to put a deal together.

Internal

Employee Communications

1.	What is happening in the transaction?

Following the merger, Infonet will continue as a subsidiary of BT. At the effective time of the Merger, each outstanding share of our Class A common stock and Class B common stock (other than as provided in the merger agreement), will be converted into the right to receive $2.06 in cash, in each case, without interest.

2.	What impact does this move have on my stock options?

In the merger, outstanding options to purchase Infonet Class B common stock will be cashed out. If the exercise price of the option is less than $2.06, the holder will receive the difference between $2.06 and the exercise price of such option. The vesting of your stock options will accelerate upon closing of the merger. You will receive more information from Human Resources in the future about your stock options.

3.	What impact does this move have on the ESPP?

Infonet has agreed to terminate the 2000 Employee Stock Purchase Plan upon completion of the merger. The day prior to the completion of the merger will constitute the end of an offering period under the plan and will also be a purchase date. Shares purchased on that day will be exchanged for cash upon the completion of the transaction.

4.	I own Infonet stock – what happens to it now?

Your stock will be purchased by BT at a price of $2.06 upon completion of the merger, which is expected to occur in the next nine months.

5.	The price to be paid by BT is less than I paid for my stock.

We understand that employees have acquired stock upon the exercise of stock options, through our Employee Stock Purchase Plan or in the market and may own stock purchased at a price higher than $2.06. In our negotiations with BT, we worked hard at getting the best offer possible for all of our stockholders, but based on our current stock price and the valuation of our company – this was the best offer that could be achieved. Our board has also determined that the price paid by BT is fair to and in the best interest of our stockholders.

6.	Is my job secure?

Based upon our discussions with BT, they have been impressed with the way we perform and conduct our business. Of course, a major asset to them is our people. The plan is to run and operate our business as we have always done in the past. We need our employees to continue to work hard so we may continue being successful.

7.	Will there be layoffs?

At this time, there are no plans for layoffs.

8.	What is the timing of the merger?

We don’t know the exact date. There are legal and regulatory matters that need to be resolved before the deal is consummated—but we expect the transaction to be completed in the next nine months.

9.	Will Jose or the current management team still run the company?

Yes.

10.	Will BT keep operations in El Segundo?

Yes. We have a great facility here and as we have stated, people are critical to success of Infonet and BT.

11.	BT is a large company – will Infonet lose its corporate culture?

Infonet will continue to run as a part of BT. We have a strong culture – obviously, a culture that impressed BT.

12.	What is the stability of BT? Are they losing or making money?

BT is a very stable and financially sound company. It is a recognized leader in the global telecommunications marketplace.

13.	Has Infonet failed? Why?

No, if you look at our evolution from a privately held company to a public company, we have made great strides in revenue growth and network expansion. We believe that being acquired by BT will bring us to the next plateau.

14.	When the merger or acquisition is complete, can I pursue a job with BT.

Yes, in fact, our HR organization has and will continue to discuss the best way possible to offer growth opportunities with BT for Infonet’s employees.

15.	What is the probability that this deal will close? And, what will it look like for us?

At this point in time, it is difficult to predict whether or not the deal will close. If the deal closes, we don’t anticipate major changes.

16.	Will we still sponsor Alinghi?

Yes, we are committed to sponsor Alinghi until the end of the contract in 2007.

17.	Will our partners leave us?

Our business model is a key element to our success. BT understands that our partners are an integral part of our business model, and the successful implementation of our global services.

18.	Will Infonet continue to launch new services?

As our market demands new services – we plan to develop and launch them.

19.	If there are layoffs, when do you expect them to begin?

We don’t anticipate layoffs at this time.

20.	Is this happening because our stock value has been low, over an extended period of time?

We believe our company is attractive to BT because our business model and services are synergistic to its business model. The price is one that works for BT and our board has determined is fair to all of our stockholders.

21.	Why are we still hiring and opening new offices (like in India), if we’re being taken over by BT?

We plan to open offices in any country that strategically enhances our revenue growth.

22.	Will our name change?

No. We don’t anticipate that BT will change our name at this time.

23.	Was this a good or bad price? Are we cheap?

The price was recommended by a special committee of independent members of our board of directors and approved by our full board of directors. The board of directors determined that the merger and the price are fair to and in the best interest of our stockholders.

24.	With all Infonet’s cash reserves, why aren’t we buying another company? Why isn’t this deal the other way around?

We continually evaluate other companies with the intent of investing in them. Our cash reserves are not large enough to buy a company the size of BT.

25.	Would this new company be larger than Equant? AT&T?

That’s hard to say given that the service portfolios are not comparing apples to apples. One thing is for sure, both Infonet and BT have a very good reputation for outstanding customer service.

26.	How will this deal differently impact wholly owned selling countries vs. the channel countries?

Our sales channels will remain unchanged regardless of whether they are wholly owned or non-owned by Infonet.

27.	What happens if the deal falls through? Will someone else make an offer? Does it greatly damage our business and reputation?

If the deal isn’t consummated, another company can make an offer, although we may, under certain circumstances be required to pay a termination fee to BT. We do not believe that our reputation and business would be damaged because we are a strong company without BT, and will continue to operate with the same high standards for product excellence and client satisfaction.

28.	What happens if people start to resign? What happens if my manager leaves?

Our hope is that our employees will not resign. There isn’t a compelling reason to resign. If your manager leaves, we have a strong management team that can step in to manage you and your department.

29.	The business and employee benefits you describe, such as shared strength and enhanced shareholder return....when would that actually start?

It would start as soon as the deal is consummated.

30.	If I want to sell my stock, do I do that now? Or wait for the date of sale? When it that expected to be?

Our stock will still be publicly traded until the transaction closes. You can sell between that time (assuming you are in compliance with our insider trading policy and don’t have material non-public information) or wait until closing. We expect the transaction to close by the first half of 2005.

31.	What do I do if someone outside the company (a friend, a customer) asks me about this deal? What am I allowed to say, or not to say?

You should say that BT is interested in acquiring Infonet. Please don’t embellish on any facts and don’t speculate on whether the deal will or will not close. All available information is found in the public press release.

32.	When will you know for sure if the deal will be complete or if it will fall apart? Do we have to wait to find out what will happen, or will we be given updates along the way?

We will communicate with you regularly and will let you know when the deal will close. The press release provides all the information we can provide at this time.

33.	Can I buy BT stock?

BT is a publicly traded company and you can purchase its stock provided that you do not have material non-public information about BT. Given that the proposed merger has been publicly announced, that information is publicly available.

34.	Would Infonet move operations to BT’s headquarters?

We don’t anticipate moving any operations into BT’s headquarters.

35.	Where can I find information on this deal? Where/how will updates be provided?

As previously stated, we will hold regular communications meetings about the transaction. You can always submit questions to the email address btinfo@infonet.com

36.	What if I have more questions, later on?

We have provided a number of vehicles to address your questions quickly and efficiently. You can submit a question at btinfo@infonet.com, you can contact Human Resources, or you can send an email to alex_rassey@infonet.com

External

Media & Analysts

1.	You’ve said in the past that Infonet would be open to making an acquisition if the right opportunity came along. How is it that you have completely reversed that statement?

We haven’t reversed our position....we have continued to look for investments that would maximize shareholder value. In this case, BT had the same philosophy and decided to acquire us. As a different point of reference, we lacked the funds to acquire a company as large as BT.

2.	Will you continue to report earnings and make press announcements prior to the completion of the merger?

Prior to the completion of the merger, Infonet will continue as a public company. Infonet will continue to report earnings and make press announcements. Following completion of the merger, Infonet will be a wholly-owned subsidiary of BT and BT will control the release of information about Infonet’s performance, if any. Infonet will no longer be listed on the New York Stock Exchange or make filings with the SEC.

3.	If this deal is completed, what services or operational areas do you anticipate providing the largest revenue gains for the (combined) company? What are your common strengths?

The rationalization of any new portfolio has not been defined and would not be announced until after the completion of the transaction.

4.	Should this deal fall apart, are you afraid that Infonet’s reputation could be tarnished as an ‘easy’ take over target for other telcos?

Infonet is a viable company today, so this investment was more strategic. We will continue to perform as we have in the past as a leader in our space. We can’t comment on what other potential acquirer’s think of our business.

5.	Should this deal be completed, what happens to Infonet’s proprietary assets (the World Network® ) and the customers utilizing that platform? Do you think it’s more likely that they’d migrate to BT’s infrastructure, or, that you’ll simply continue operations under a different name?

The key is to provide the best service possible to our Multinationals with minimal disruption, if any. Our expectation is that the bulk of the customers would remain on the Infonet network and it would interconnect to BT’s.

6.	What was the critical factor in deciding to accept this offer? What were the areas of exposure and trouble to Infonet that you’re looking to avoid with this deal?

Our board of directors determined that accepting the price offered by BT is in the best interests of our stockholders. We also believe that a combination with BT will help us to improve our business by lowering the infrastructure costs through scalability to expedite profits.

7.	Are you retiring? What kind of package will you get? What are you telling your customers and stockholders?

Infonet management is staying on to manage the company. BT has agreed to provide Jose Collazo, Paul Galleberg and Akbar Firdosy with employment agreements as an incentive to remain with Infonet following the completion of the transaction. Any other changes to the management team would occur after the completion of the transaction.

8.	Your employees must be surprised. How much concern has spread throughout the company in the last several hours?

We have taken great lengths to provide as much information and access to management as we can. We believe that by being as forthright as we can that the employees will be able to understand this opportunity and to dispel the natural course of some misinformation which may surface.

9.	What was your very first reaction when you were approached with this proposal?

As a leader in our space we were not surprised that BT would find our business attractive. Beyond that, our board of directors and management wanted to see if it made sense to the stockholders. After significant negotiations our board of directors determined that the transaction was the best course of action for Infonet’s stockholders.

10.	The majority of Infonet’s business/revenues are in EMEA, as are BT’s. Does this deal really make you a global powerhouse? Aren’t your combined operations in LAC, AP and North America still relatively weak?

Just the opposite, BT had desires to grow internationally and we believe that the merger gets them further, faster than they could have done for themselves organically.

11.	How do you intend to use the $300 million you have in cash?

Consistent with our operating history, we plan to use our available cash for investments that make sense for our business.

12.	Assuming this deal happens, how much difficulty are you anticipating in merging your operations?

The rationalization of any operational aspects has not been defined and would not be announced until after the completion of the transaction. Again, remember the key is to provide the best service possible to our Multinationals with minimal if any disruption.

13.	What does this mean for Infonet?

Infonet becomes a wholly owned subsidiary of BT but will continue to specialize in providing managed global communications to multinationals.

14.	When will the transaction be completed?

We don’t know the exact date. There are legal and regulatory matters that need to be resolved before the deal is fully executed; but we expect to complete the transaction in the first half of 2005.

15.	What would be the plan for Infonet’s clients? Will they remain on Infonet’s services or migrate to BT’s? Will they be able to “opt out” from being migrated?

Again, nothing changes right now…our customers can expect the same outstanding service that we have always provided. The exact nature of post completion of the transaction has not been defined, but clearly both companies want to continue with seamless, award winning service.

16.	What impact will this have on the competitive landscape?

BT and Infonet have been reported by third parties (industry analysts and the media) as leaders in our space....so this should provide Multinationals with a great, stable choice in selecting a outsourced partner for their managed global communications.

17.	Is this viewed by Infonet as a good thing for the industry? For Infonet?

Any time you have two healthy, well executing companies looking to combine their efforts towards a common goal, both the industry and the customers should win.

18.	What are the immediate financial impacts to Infonet? (e.g. frozen assets)

During the period waiting for government and regulatory approval, Infonet will continue to operate in a manner consistent with its past practice and plans to continue all operations necessary to maintain the same quality and level of service that has come to be expected by our customers.

19.	Should the acquisition not happen, what does this mean for the future of Infonet? (difficulty gaining new clients/retention/growth) Will Infonet continue actively seeking acquisition opportunities?

Current plans call for Infonet to continue operating as it has since it’s inception over 30 years ago. Following completion of the transaction, BT will determine what acquisition and investment opportunities we will pursue.

20.	Is Infonet receiving other “bids” for acquisition?

Infonet is not soliciting any competing bids and is prohibited from doing so under the merger agreement.

21.	Will the acquisition be total or partial?

This is a total acquisition of the company.

22.	Would Infonet’s customer support structure remain intact?

One of the key strengths of Infonet is our award winning customer service. We plan to continue providing this high level of customer service as it is a valuable asset to our business.

23.	What impact does this announcement have on Infonet’s clients?

None. They can expect the same high level of service for which we have always been known.

24.	What is the communication plan for clients/employees/stockholders?

We want to provide them as much as we can to help in their understanding of the situation. We have this Q&A, we have posted sections on websites and we have provided ways to submit any questions that anyone may have for answers.

25.	What is the workforce impact to Infonet? Existing infrastructure? Who Stays? Who goes?

Based upon our discussions with BT, it has been impressed with the way we perform and conduct our business. Of course, a major asset to BT is our people. Our plan is to run and operate our business as we have always done in the past.

Additional Information about the Merger and Where to Find It

Infonet plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement in connection with the merger. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND OTHER

RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INFONET, BT, THE PROPOSED MERGER AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Infonet or BT through the web site maintained by the SEC at www.sec.gov.

In addition, investors and stockholders will be able to obtain free copies of the proxy statement from Infonet by contacting Infonet Services Corporation, 2160 East Grand Avenue, El Segundo, California, 90245, Attention: Investor Relations.

Infonet and BT, and their respective directors and officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Infonet’s directors and officers and their ownership of Infonet common stock is contained in the proxy statement for Infonet’s 2004 annual meeting of stockholders, which was filed with the SEC on July 22, 2004. Information regarding BT’s directors and officers is contained in BT’s Form 6-K, which was filed with the SEC on June 2, 2004. To the knowledge of Infonet, none of BT nor any of its directors and officers owns any shares of Infonet common stock. To the knowledge of Infonet, none of the directors or officers of BT who would be expected to participate in any such solicitation of proxies has any material interest, direct or indirect, by security holdings or otherwise in Infonet. Investors and stockholders may obtain additional information regarding the direct and indirect interests of Infonet, BT and their respective directors and officers in the merger by reading the proxy statement regarding the merger when it becomes available.

Safe Harbor Statement

In addition to statements of historical facts or statements of current conditions, Infonet has made forward-looking statements in this communication within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of these statements include, without limitation, statements regarding expected synergies, financial guidance, timing of closing, industry ranking, execution of integration plans and organizational structure. These statements are based on information available to Infonet as of the date of this communication but are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and the actual results to differ materially. Infonet describes certain of these risks and uncertainties in its 10-K, 10-Q, 8-K and other recent filings with the Securities and Exchange Commission (the “SEC”). These documents are available through the SEC website at www.sec.gov. The accuracy of Infonet’s forward-looking statements will also be affected by whether the merger can be completed, whether the companies may be required to modify aspects of the transaction to achieve regulatory approval, whether the businesses of the companies suffer due to uncertainty or a decline in market demand and whether the parties are able to achieve planned synergies. Infonet expects that subsequent events or developments may cause its views to change, however, Infonet undertakes no duty to update the forward-looking statements to take account of later events, except to the extent required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.